Exhibit 10.2

PERFORMANCE AWARD AGREEMENT

PURSUANT TO THE

MARKETAXESS HOLDINGS INC.

2009 CODE SECTION 162(m)

EXECUTIVE PERFORMANCE INCENTIVE PLAN

THIS PERFORMANCE AWARD AGREEMENT (this “Agreement”) is made effective as of February 15, 2012 (the “Grant Date”), by and between MarketAxess Holdings Inc. (the “Company”) and Nicholas Themelis (the “Participant”).

WHEREAS, the Board of Directors of the Company (the “Board”) adopted, and the stockholders of the Company, approved the MarketAxess Holdings Inc. 2009 Code Section 162(m) Executive Performance Incentive Plan (the “Plan”);

WHEREAS, the Company, through the Committee under the Plan, wishes to grant to the Participant as of the Grant Date a Performance Award under the Plan subject to the terms of this Agreement that will be based upon the achievement of the performance metric set forth on Appendix A attached hereto, which performance metric is intended to constitute a “performance goal”, as set forth under the Plan.

NOW, THEREFORE, the Company and the Participant agree as follows:

1. Grant of Performance Award. Subject to the restrictions, terms and conditions of the Plan and this Agreement, as of the Grant Date, the Company hereby awards to the Participant under the Plan a Performance Award with an Individual Target Award of $175,000. The Participant’s Individual Target Award shall be deemed invested during the Performance Period (as defined below) in 5,691 shares (the “Measurement Shares”) of the Company’s common stock, par value $.003 per share (“Common Stock”) and on December 31, 2012 (the “Adjustment Date”) the Participant’s Individual Target Award shall be adjusted to an amount equal to the cash value of the Measurement Shares based on the closing price for the Common Stock on the Adjustment Date (such adjusted amount, the “Adjusted Cash Target Award”). The number of Measurement Shares shall be subject to adjustment by the Committee during the Performance Period in the manner set forth in Section 4.2(b) of the MarketAxess Holdings Inc. 2004 Stock Incentive Plan (amended and restated effective April 28, 2006) (as amended from time to time, the “Stock Plan”).

2. Payment. Subject to the Participant’s not incurring a termination of service with the Company and its Affiliates (as defined below) prior to the Settlement Date (as defined below) (except as otherwise specifically set forth in this Agreement), during the Company’s first fiscal quarter in 2013, but in any event no later than March 15, 2013, the Committee shall certify the level of achievement of the performance metric set forth on Appendix A attached hereto with respect to the Company’s fiscal year beginning on January 1, 2012 and ending on December 31, 2012 (the “Performance Period”). The date of such certification is referred to herein as the “Settlement Date”. On the Settlement Date, the Company shall award to the Participant a Settlement Award as defined in, and in an amount determined in accordance with, Appendix A attached hereto. Subject to the terms of this Agreement, the Settlement Award shall be paid to the Participant on the Settlement Date in the form of a number of shares of Common Stock with a value (based on the closing price of the Common Stock on December 31,

2012) equal to the Settlement Award, disregarding any partial shares, such shares to be issued to the Participant as an Other Stock-Based Award under, and as defined in, the Stock Plan. No cash settlements shall be made with respect to partial shares eliminated. Pursuant to Sections 4 and 5 hereof, such shares of Common Stock, if any, shall be subject to certain restrictions, which restrictions relate to the passage of time as an employee of, or consultant to, the Company or its Affiliates, as described in Section 4.1 hereof. While such restrictions are in effect, such shares of Common Stock shall be referred to herein as “Restricted Stock.” The number of shares of Restricted Stock shall be subject to adjustment in accordance with Section 4.2(b) of the Stock Plan.

For the purposes of this Agreement, “Affiliate” means each of the following: (i) any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code; (ii) any parent corporation of the Company within the meaning of Section 424(e) of the Code; (iii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (iv) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (v) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee.

3. Termination of Service/ Change of Control of the Company Prior to Settlement Date.

3.1. Termination of Service. In the event of the Participant’s termination of service by reason of death or Disability, each prior to the Settlement Date, then on the Settlement Date, the Participant (or the Participant’s estate in the event of the Participant’s death) shall receive the Restricted Stock that the Participant would have received if the Participant had been employed by the Company on the Settlement Date, based on the actual level of achievement of the performance metric, and 50% of the total number of unvested shares of such Restricted Stock shall become immediately vested. Any remaining unvested shares of Restricted Stock shall be forfeited.

3.2. Change of Control of the Company. In the event of a Change of Control of the Company before the Settlement Date, the Committee, in its sole discretion, may treat the Performance Award in accordance with any one of the following methods as determined by the Committee:

(a)	Subject to Section 7.2 of the Plan, the Committee may determine that the performance metric set forth on Appendix A would likely have been achieved at or above the 80% Performance Target level on the Settlement Date and treat the Performance Award in accordance with any one of the following methods, as determined by the Committee:

(i)

The Committee may determine that the performance metric is deemed achieved at the Performance Target on the date of the Change of Control of the Company, and on the date of the Change of Control of the Company, the Participant shall be granted Restricted Stock at the Performance Target level, subject to the conditions of Section 4, and all unvested Restricted Stock shall become immediately vested upon the Participant’s termination of service by the Company other than as the result of a Cause Event within 24 months following such Change of Control of the Company;

(ii)	Immediately prior to the Change of Control of the Company, the Committee may determine that on the date of the Change of Control of the Company the Performance Award is deemed achieved at the Performance Target and will not be continued, assumed or have new rights substituted therefor and the Participant will be granted Restricted Stock at the Performance Target level which shall become immediately vested on the Change of Control of the Company; or

(iii)	Immediately prior to the Change of Control of the Company, the Committee may determine that the Performance Award will be continued, assumed or have new rights substituted therefore.

(b)	The Committee may determine that the performance metric set forth on Appendix A would likely have been achieved below the 80% Performance Target level on the Settlement Date and treat the Performance Award in accordance with any one of the following methods as determined by the Committee:

(i)	Immediately prior to the Change of Control of the Company, the Committee may determine that the Performance Award will be canceled in its entirety; or

(ii)	Immediately prior to the Change of Control of the Company, the Committee may determine that the Performance Award will be continued, assumed or have new rights substituted therefore.

(c)	Notwithstanding any other provision herein, the Committee may otherwise determine the treatment of the Performance Award, which shall not be inconsistent with any of the terms of the Plan.

(d)	Notwithstanding any other provision herein, the Participant hereby acknowledges and agrees that the first sentence of Section 7.2 of the Plan shall not apply to the Performance Award granted under this Agreement.

4. Restricted Stock.

4.1. Vesting. The Restricted Stock shall become vested and cease to be Restricted Stock (but shall remain subject to the other terms of this Agreement and the terms of the Stock Plan relating to Restricted Stock) as follows if the Participant has been continuously employed by or otherwise provides services to the Company or an Affiliate from the Settlement Date until the applicable vesting date:

September 30,
Vesting Date	Percentage Vested

January 15, 2014	50%
January 15, 2015	50%

Except as otherwise provided herein, there shall be no proportionate or partial vesting in the periods prior to the applicable vesting dates and all vesting shall occur only on the appropriate vesting date. When any shares of Restricted Stock become vested, the Company shall promptly deliver to the Participant any related RS Property (as defined below), subject to applicable withholding.

4.2. Detrimental Activity. In the event the Participant engages in Detrimental Activity (as defined in the Stock Plan) prior to, or during the one year period after, any vesting of Restricted Stock, the Committee may direct that all unvested Restricted Stock shall be immediately forfeited to the Company and that the Participant shall pay over to the Company an amount equal to the Fair Market Value at the time of vesting of any Restricted Stock which had vested in the period referred to above. This Section shall cease to apply upon a Change of Control of the Company.

4.3. Termination of Service/ Change of Control of the Company.

(a)	Termination of Service. In the event of the Participant’s termination of service by reason of death or Disability, each on or after the Settlement Date, 50% of the total number of unvested shares of Restricted Stock granted pursuant to this Agreement shall vest. Any remaining unvested shares of Restricted Stock shall be forfeited.

(b)	Change of Control of the Company.

(i)	If on or after the Settlement Date there is a Change of Control of the Company and the Participant incurs a termination of service by the Company other than as the result of a Cause Event within 24 months following such Change of Control of the Company, then all unvested Restricted Stock shall become immediately vested.

(ii)	If there is a Change of Control of the Company after the Settlement Date and immediately prior to the Change of Control of the Company it is determined that the Restricted Stock will not be continued, assumed or have new rights substituted therefore, then immediately prior to the Change of Control of the Company, all unvested Restricted Stock shall become immediately vested.

4.4. Rights as a Holder of Restricted Stock. From and after the Settlement Date, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock, including, without limitation, the right to vote such shares, to receive and retain all regular cash dividends payable to holders of Common Stock of record on and after the Settlement Date (although such dividends will be treated, to the extent required by applicable law, as additional compensation for tax purposes), and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to the Restricted Stock, with the exceptions that (i) the Participant shall not be entitled to delivery of the stock certificate or certificates representing the Restricted Stock until such shares are no longer Restricted Stock; (ii) the Company (or its designated agent) will retain custody of the stock certificate or certificates representing the Restricted Stock and any other property (“RS Property”) issued in respect of the Restricted Stock, including stock dividends at all times such shares are Restricted Stock; (iii) no RS Property will bear interest or be segregated in separate accounts; and (iv) the Participant shall not, directly or indirectly, Transfer the Restricted Stock in any manner whatsoever. Prior to the Settlement Date, the Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by any Restricted Stock to be granted for the Performance Period (if any) unless and until the Participant has become the holder of record of such Common Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided herein or under the terms of the Stock Plan relating to Restricted Stock (including, without limitation, Section 4.2(b) of the Stock Plan).

4.5. Taxes; Section 83(b) Election. The Participant acknowledges, subject to the last sentence of this paragraph, that (i) no later than the date on which any Restricted Stock shall have become vested, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any Federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested, including by electing to reduce the number of shares of Common Stock otherwise deliverable to the Participant or by delivering shares of Common Stock already owned; (ii) the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any Federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested, including that the Company may, but shall not be required to, sell a number of shares of Common Stock sufficient to cover applicable withholding taxes; and (iii) in the event that the Participant does not satisfy (i) above on a timely basis, the Company may to the extent permitted by law, but shall not be required to, pay such required withholding and treat such amount as a demand loan to the Participant at the maximum rate permitted by law, with such loan, at the Company’s sole discretion and provided the Company so notifies the Participant within thirty (30) days of the making of the loan, secured by the Common Stock and any failure by the Participant to pay the loan upon demand shall entitle the Company to all of the rights at law of a creditor secured by the Common Stock. The Company may hold as security any certificates representing any Common Stock and, upon demand of the Company, the Participant shall deliver to the Company any certificates in his or her possession representing the Common Stock together with a stock power duly endorsed in blank. The Participant also acknowledges that it is his or her sole responsibility, and not the Company’s, to file timely and properly any election under Section 83(b) of the Code, and any corresponding provisions of state tax laws, if the Participant wishes to utilize such election.

4.6. Legend. In the event that a certificate evidencing Restricted Stock is issued, the certificate representing the Common Stock shall have endorsed thereon the following legends:

(a)	“THE ANTICIPATION, ALIENATION, ATTACHMENT, SALE, TRANSFER, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR CHARGE OF THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF INCENTIVE PLANS MAINTAINED BY MARKETAXESS HOLDINGS INC. (THE “COMPANY”) AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE COMPANY DATED EFFECTIVE AS OF FEBRUARY 15, 2012. COPIES OF SUCH PLANS AND AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

(b)	Any legend required to be placed thereon by applicable blue sky laws of any state. Notwithstanding the foregoing, in no event shall the Company be obligated to issue a certificate representing the Restricted Stock prior to vesting as set forth in Section 4.1 hereof.

5. Restrictions on Transfer. The Participant shall not sell, negotiate, transfer, pledge, hypothecate, assign, encumber or otherwise dispose of the Performance Award or, if any, the shares of Restricted Stock or grant any proxy with respect thereto, except as specifically permitted by the Plan, the Stock Plan and this Agreement. Any attempted Transfer in violation of this Agreement, the Plan or the Stock Plan shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent. Notwithstanding the foregoing, nothing herein, in the Plan or in the Stock Plan shall prohibit the Participant from pledging the Common Stock the Participant is granted hereunder to the Company pursuant to a stock pledge agreement entered into between the parties hereto.

6. Issuance Restrictions. The Company is not obligated to issue any securities if, in the opinion of counsel for the Company, the issuance of such Common Stock shall constitute a violation by the Participant or the Company of any provisions of any law or of any regulations of any governmental authority or any national securities exchange.

7. Securities Representations. The shares of Common Stock will be issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:

7.1. The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this section;

7.2. The Common Stock must be held indefinitely by the Participant unless (i) an exemption from the registration requirements of the Securities Act is available for the resale of such Common Stock or (ii) the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the resale of such Common Stock and the Company is under no obligation to continue in effect a Form S-8 Registration Statement or to otherwise register the resale of the Common Stock (or to file a “re-offer prospectus”);

7.3. The exemption from registration under Rule 144 will not be available under current law unless (i) a public trading market then exists for the Common Stock, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with and that any sale of the Common Stock may be made only in limited amounts in accordance with such terms and conditions.

8. Not an Employment Agreement. Neither the execution of this Agreement nor the issuance of the Performance Award or the Common Stock hereunder constitute an agreement by the Company to employ or to continue to employ the Participant during the entire, or any portion of, the term of this Agreement, including but not limited to any period during which any shares of Common Stock are outstanding.

9. Power of Attorney. The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Participant, may in the name and stead of the Participant, make and execute all conveyances, assignments and transfers of the Restricted Stock, other RS Property, Common Stock and property provided for herein, and the Participant hereby ratifies and confirms that which the Company, as said attorney-in-fact, shall do by virtue hereof. Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for this purpose.

10. Miscellaneous.

10.1. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees. The Company may assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or any affiliate by which the Participant is employed to expressly assume and agree in writing to perform this Agreement. Notwithstanding the foregoing, the Participant may not assign this Agreement other than with respect to shares of Common Stock Transferred in compliance with the terms hereof.

10.2. This award of the Performance Award, and upon the settlement thereof the issuance of Restricted Stock (if any), shall not affect in any way the right or power of the Board or stockholders of the Company to make or authorize an adjustment, recapitalization or other change in the capital structure or the business of the Company, any merger or consolidation of the Company or subsidiaries, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, the dissolution or liquidation of the Company, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

10.3. The Participant agrees that the award of the Performance Award hereunder, and upon the settlement thereof the issuance of Restricted Stock (if any), is special incentive compensation and that the Performance Award and Restricted Stock (if applicable), any dividends paid thereon (even if treated as compensation for tax purposes) and any other RS Property will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company.

10.4. No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

10.5. This Agreement may be executed in one or more counterparts (including via facsimile or PDF), all of which taken together shall constitute one contract.

10.6. The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

10.7. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

10.8. All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to the Compensation Committee of the Board with a copy to the Company’s Head of Human Resources.

10.9. This Agreement shall be construed, interpreted and governed and the legal relationships of the parties determined in accordance with the internal laws of the State of Delaware without reference to rules relating to conflicts of law.

11. Provisions of the Plans Control. Other than as expressly set forth in Section 3(d) of this Agreement, this Agreement is subject to all the terms, conditions and provisions of the Plan and, with regard to the issuance of any Restricted Stock or Common Stock, the Stock Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan and the Stock Plan as may be adopted by the Committee and as may be in effect from time to time. Both the Plan and the Stock Plan are incorporated herein by reference. Copies of the Plan and the Stock Plan have been delivered to the Participant. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan or the Stock Plan, the Plan or the Stock Plan, as applicable, shall control, and this Agreement shall be deemed to be modified accordingly. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan, or if not defined in the Plan, as defined in the Stock Plan. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any other documents expressly contemplated herein, in the Plan or in the Stock Plan) and supersedes any prior agreements between the Company and the Participant.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MARKETAXESS HOLDINGS INC.

By:	/s/ Richard M. McVey
Name:	Richard M. McVey
Title:	Chief Executive Officer

Date: February 16, 2012

/s/ Nicholas Themelis
Nicholas Themelis

Date: February 16, 2012

APPENDIX A

Performance Metric and Settlement Award

A. Performance Metric.

The Performance metric set forth herein is established for purposes of the grant of the Performance Award for the Performance Period and is intended to be “performance-based” under Section 162(m) of the Code.

The performance metric for the Performance Period ending December 31, 2012 shall be the Company’s attainment of pre-tax operating income of $*** per share of Common Stock before the Company’s payment of any cash bonuses to its employees for performance during the Performance Period and any expenses incurred in connection with all Performance Awards granted under the Plan and all Performance Share Awards granted under the Stock Plan for the Performance Period by the Company to employees and consultants, as set forth in the Company’s financial statements and as calculated in accordance with GAAP (the “Performance Target”). The Participant will be eligible to receive a “Settlement Award” with a value based on the level of the Performance Target achieved, as specified below. The terms and conditions governing the Performance Award will be construed and interpreted in a manner consistent with Section 162(m) of the Code and, without limiting the generality of the foregoing, the Committee will certify the attainment of the Level of Target Performance Achieved to the extent and in the manner required by Section 162(m) of the Code.

Subject to the terms and conditions of this Agreement, the value of the Settlement Award shall be determined on the Settlement Date, as follows:

September 30,
Level of Target Performance Achieved	Value of the Settlement Award will be Equal to the Following Percentage of the Adjusted Cash Target Award

130% and above	150%
100%	100%
80%	50%
less than 80%	0%

B. Interpolation. In determining the value of the Settlement Award, the Committee shall interpolate the percentage of the Adjusted Cash Target Award earned for the achievement of the performance metric between each applicable target level, which percentage shall be calculated to the nearest one-hundredth percent.

C. Miscellaneous.

Notwithstanding anything to the contrary, the Committee shall calculate pre-tax operating income in a manner that excludes the following:

(i)	all items of gain, loss or expense for the applicable fiscal year under consideration that are related to the disposal of a business or discontinued operations; and

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(ii)	all items of gain, loss or expense for the applicable fiscal year that are related to changes in accounting principles or to changes in applicable law or regulations.

In addition, the Committee may, in its sole discretion, elect to exclude from the calculation of operating income all items of gain loss or expense for the applicable fiscal year that are related to extraordinary, special, unusual or non-recurring items, events or circumstances affecting the Company or the financial statements of the Company.

With respect to the Performance Period, to the extent any provision contained herein creates impermissible discretion under Section 162(m) of the Code, such provision will be of no force or effect.

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